Exhibit 99.1

CTPARTNERS EXECUTIVE SEARCH INC. ANNOUNCES COMPLETION OF ACQUISITION OF ITS LATIN AMERICAN LICENSEE

New York--(BUSINESS WIRE)-- Feb. 2, 2012 — CTPartners Executive Search Inc., (AMEX:CTP), a leading global retained executive search firm, today announced that it has acquired CTPartners Latin America Inc., its independently-owned licensee that has been operating as CTPartners in Latin America for the past five years. A total of 16 partners currently operate from offices in Bogota, Caracas, Lima, Mexico City, Panama, Santiago and São Paulo.

Brian Sullivan, Chief Executive Officer of CTPartners, said, “This strategic acquisition allows us to build our brand further in Latin America which will make us more effective for our local, regional and global clients looking to invest in the region.”

Nestor D’Angelo, Managing Partner of Latin America, said, “The quality associated with the CTPartners global platform resonates with our clients. We will continue to navigate the changing business landscape with our clients in one of the fastest growing regions in the world.”

About CTPartners

CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven track record in C-Suite, top executive, and board searches, as well as expertise serving private equity and venture capital firms.

With origins dating back to 1980, CTPartners serves clients with a global organization of more than 400 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries.

CTPartners’ focus is straightforward: Place the right executive in the chair. Evidence of CTPartners’ ability to get the job done is its 80% placement success rate and average days to placement of 136 days in 2011. CTPartners has a stick rate of 88% for the eighteen month period ending on June 30, 2011.

Methodologies used include our proprietary technology, ClientNet®, a technology tool that permits clients to access password-protected information over the internet from any place, at any time, to check the status of their search engagements, and the 40-day Audit processes, a comprehensive assessment tool that provides formal feedback and insures search milestones are met according to plan.

Headquartered in New York, CTPartners has offices in Bogotá, Boston, Caracas, Chicago, Cleveland, Columbia MD, Dallas, Dubai, Geneva, Hong Kong, Lima, London, Mexico City, Panama City, Paris, Santiago, São Paulo, Shanghai, Silicon Valley, Singapore, Toronto, and Washington, D.C.

Source: CTPartners Executive Search Inc.

CTPartners Executive Search Inc.

Jennifer Silver, +1 617-316-5527

Vice President, Marketing & Investor Relations

jsilver@ctnet.com

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